CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement of Form S-4 of our report, dated February 6, 1998, except for Note 17, as to which the date is May 8, 1998, on our audits of the consolidated financial statements and financial statement schedule of WESCO International, Inc. and subsidiaries. We also consent to the references to our firm under the captions "Experts" and "Selected Historical Consolidated Financial Data."

/s/ Coopers & Lybrand LLC
600 Grant Street
Pittsburgh, Pennsylvania
June 23, 1998